VERTEX PHARMACEUTICALS INCORPORATED
50 NORTHERN AVENUE • BOSTON, MA 02210
TEL. 617.341.6100

July 24, 2019

Reshma Kewalramani
174 Winding River Road
Wellesley, MA 02482

RE:    Change of Control Agreement

Dear Reshma:

You are a key member of the senior management team of Vertex Pharmaceuticals Incorporated (the “Company”). As a result, the Company would like to provide you with the following “change of control” benefits to help ensure that if the Company becomes involved in a “change of control” transaction, there will be no distraction from your attention to the needs of the Company. This Change of Control Agreement (this “Agreement”) is being entered into in connection with your appointment to serve as the Company’s President and Chief Executive Officer, and will become effective on April 1, 2020 (the “Effective Date”).

I.	Definitions. For the purposes of this Agreement, capitalized terms used herein shall have the following meanings:

1.	“Cause” shall mean:

(a)	your conviction of a crime involving moral turpitude;

(b)
your willful refusal or failure to follow a lawful directive or instruction of the Company’s Board of Directors or the individual(s) to whom you report, provided that you receive prior written notice of the directive(s) or instruction(s) that you failed to follow, and provided further that the Company, in good faith, gives you 30 days to correct such failure and further provided that if you correct the failure(s), any termination of your employment on account of such failure shall not be treated for purposes of this Agreement as a termination of employment for “Cause”;

(c)
you commit a material breach of the Company’s insider trading policy or of any provision of the Employment Agreement entered into between you and the Company on the date hereof (the “Employment Agreement”) or the agreement between you and the Company entitled “Employee Non-Disclosure, Non-Competition and Inventions Agreement” dated as of December 14, 2016 (the “Inventions Agreement”); or

(d)
your breach of the code of conduct or any other material policy of the Company or any of its affiliates that is damaging to the financial condition or reputation of the Company or any of its affiliates.

July 24, 2019

2.	“Change of Control” shall mean that:

(a)
any “person” or “group” as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing more than 50% of the combined voting power of the outstanding securities of the Company having the right to vote in the election of directors; or

(b)
all or substantially all the business or assets of the Company are sold or disposed of, or the Company or a subsidiary of the Company combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (i) a transaction solely for the purpose of reincorporating the Company or one of its subsidiaries in a different jurisdiction or recapitalizing or reclassifying the Company’s stock; or (ii) a merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity immediately after the merger or consolidation.

3.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

4.
“Disability” shall mean a disability as determined under the Company's long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a “disability” as defined under Section 22(e)(3) of the Code.

5.	“Good Reason” shall mean one of the following events has occurred without your consent:

(a)	You suffer a material reduction in the authorities, duties or job title and responsibilities associated with your position as President and Chief Executive Officer of the Company;

(b)	your annual Total Compensation is decreased;

(c)	the office to which you are assigned is relocated to a place 35 or more miles away; or

(d)	following a Change of Control, the Company’s successor fails to assume the Company’s rights and obligations under this Agreement;
provided that Good Reason shall not exist unless and until within 30 days after the event giving rise to Good Reason under (a), (b), (c) or (d) above has occurred, you deliver a written termination notice to the Company stating that an event giving rise to Good Reason has occurred and identifying with reasonable detail the event that you assert constitutes Good Reason under (a), (b), (c) or (d) above and the Company fails or refuses to cure or

July 24, 2019

eliminate the event giving rise to Good Reason on or within 30 days after receiving your notice. To avoid doubt, the termination of your employment will become effective at the close of business on the thirtieth day after the Company receives your termination notice, unless the Company cures or eliminates the event giving rise to Good Reason prior to such time.

6.	“Termination Date” shall mean the last day of your employment with the Company.

7.
“Total Compensation” shall mean your annual compensation opportunity based on the aggregate value of your (1) annual base salary, (2) target bonus, (3) target equity or equity-based awards (measured at grant) and (4) any other long- or short-term cash incentives.

II.	Severance Benefits upon Change of Control. If:

(A)
your employment is terminated by the Company (except for termination for Cause or due to a Disability or death) and the Termination Date is within 90 days prior to a Change of Control or within 12 months after a Change of Control; or

(B)
you, of your own initiative, (i) terminate your employment for Good Reason (in accordance with the notice and cure provisions set forth in Section I.5 above) and (ii) the event giving rise to Good Reason occurs within 90 days prior to a Change of Control or within 12 months after a Change of Control;

then, you shall receive the following benefits:

1.
Severance Payment. In exchange for your execution within 60 days of the Termination Date of a general release, in a form satisfactory to the Company, of all claims against the Company, its subsidiaries, and its and their officers, directors and representatives, that becomes enforceable and irrevocable within such 60-day period, the Company shall make a cash payment (the “Severance Payment”) to you in an amount equal to the sum of:

(a)
299% of the sum of (i) your annual base salary (provided, however, that if you terminate your employment for Good Reason based on a reduction in your annual base salary, then the annual base salary to be used in calculating the Severance Payment shall be your annual base salary in effect immediately prior to such reduction in annual base salary) plus (ii) your target bonus under any bonus program applicable to you for the year in which the Termination Date occurs; plus

(b)
a pro rata portion of your target bonus for the portion of the year in which the Termination Date occurs under any bonus program applicable to you, calculated based on the number of days you were employed during such year; plus

July 24, 2019

(c)
all other cash incentive compensation awards earned by you but not paid prior to the Termination Date; provided that, if a fiscal year has been completed and the incentive award for such fiscal year has not been determined, the incentive compensation for such completed fiscal year shall equal the target bonus for such fiscal year.

Except with respect to any portion of the Severance Payment that is delayed as set forth in this paragraph, the Severance Payment shall be made in cash within ten days after the execution by you of the general release referred to above and expiration without revocation of any applicable revocation periods under such general release (or, if the Change of Control resulting in your becoming entitled to such benefits occurs after such execution and expiration, within ten days after the Change of Control), provided that, if the 60-day period during which the general release is required to become effective and irrevocable begins in one calendar year and ends in another calendar year, the Severance Payment shall not be made before the first day of the second calendar year.

If you are a “specified employee” (as defined below) on the Termination Date, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation payable upon a “separation from service” (as defined below) will be delayed until the first business day that is more than six months after your Termination Date. The determination of whether, and the extent to which, any of the payments to be made to you hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions, including those set forth under Treasury Reg. § 1.409A-1(b)(9) and Treasury Reg. § 1.409A-1(a)(5). For purposes of this Agreement, to the extent required to ensure compliance with Section 409A of the Code, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Reg. §1.409A-1(h), after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Reg. §1.409A-1(i). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Your right to payment or reimbursement for any expenses hereunder that would constitute nonqualified deferred compensation subject to Section 409A will be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

2.	Accelerated Vesting.

(a)
On the Termination Date, stock options for the purchase of the Company’s securities held by you as of the Termination Date and not then vested and exercisable shall immediately become vested and exercisable in full. The options to which this

July 24, 2019

accelerated vesting applies shall remain exercisable until the earlier of (a) the end of the 90-day period immediately following the later of (i) the Termination Date or (ii) the date of the Change of Control and (b) the date the stock option(s) would otherwise expire; and

(b)
On the Termination Date, each outstanding restricted stock unit grant shall be accelerated and the Shares shall be delivered to you within two business days (subject to (i) your making satisfactory arrangements with the Company providing for the payment to the Company of all required withholding taxes and (ii) with the number of shares subject to the restricted stock unit grants that contain performance criteria vesting at target or, if the applicable performance criteria have already been certified, based on earned shares or units as set forth in the applicable restricted stock unit grant agreement).

If your employment terminates during the 90-day period prior to a Change of Control, the accelerated vesting set forth above shall become effective immediately prior to such Change of Control. Notwithstanding anything to the contrary in this Agreement, the terms of any option agreement or restricted stock unit agreement shall govern the acceleration, if any, of vesting or lapsing of the Company’s repurchase rights and period of exercisability of such awards, as applicable, except to the extent that the terms of this Agreement are more favorable to you.

3.
Continued Insurance Coverage. If COBRA coverage is elected by you, the Company shall pay the cost of insurance continuation premiums on your behalf (whether or not covered by COBRA) to continue standard medical, dental and life insurance coverage for you (or the cash equivalent of same if you are ineligible for continued coverage) until the earlier of (i) the date 18 months after the Termination Date or (ii) the date you begin receiving substantially equivalent coverage and benefits through a subsequent employer.

4.
No Mitigation. You shall not be required to mitigate the amount of the Severance Payment or any other benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced (except as provided in Article II Section 3(ii)) by any compensation earned by you as the result of other employment, by retirement benefits, or be offset against any amount claimed to be owed by you to the Company or otherwise (except for any required withholding taxes); provided, that if the Company makes any other severance payments to you under any other program or agreement, including the Employment Agreement, such amounts shall be offset against the payments the Company is obligated to make pursuant to this Agreement.

III.	Miscellaneous.

1.
Employee’s Obligations. Upon the termination of employment, you shall promptly deliver to the Company all property of the Company and all material documents, statistics, account records, programs and other similar tangible items which may by in your possession or

July 24, 2019

under your control and which relate in a material way to the business or affairs of the Company or its subsidiaries, and no copies of any such documents or any part thereof shall be retained by you.

2.
Entire Agreement. This Agreement, the Employment Agreement and the “Employee Non-Disclosure, Non-Competition & Inventions Agreement” executed by you covers the entire understanding of the parties as to the subject matter hereof, superseding, as of the Effective Date, all prior understandings and agreements related hereto. The Change of Control Agreement between you and the Company dated March 31, 2018 (the “Prior Agreement”) will remain in effect through the Effective Date. Upon effectiveness of this Agreement on the Effective Date, the Prior Agreement shall automatically terminate and expire and be of no further force and effect. No modification or amendment of the terms and conditions of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents, provided, however, that the Company may, without your consent, unilaterally adopt amendments that may be required so that this Agreement continues to comply with applicable law or regulation, including without limitation Section 409A of the Code, provided such amendments do not adversely affect the benefits to be provided to you under Section II of this Agreement. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with or be exempt from, the requirements of Section 409A.

3.
Governing Law. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts, as applied to contracts entered into and performed entirely in Massachusetts by Massachusetts residents.

4.
Successors and Assigns. This Agreement may be assigned by the Company upon a sale, transfer or reorganization of the Company. Upon a Change of Control, the Company shall require the successor to assume the Company’s rights and obligations under this Agreement. The Company’s failure to do so shall constitute Good Reason and a material breach of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, permitted assigns, legal representatives and heirs.

July 24, 2019

Kindly indicate your acceptance of the foregoing by signing and dating this Agreement as noted below, and returning one fully executed original to my attention.

Very truly yours,

Vertex Pharmaceuticals Incorporated

By: /s/ Jeffrey Leiden
Name: Jeffrey Leiden
Title: Chairman, CEO and President

By: /s/ Bruce Sachs
Name: Bruce Sachs
Title: Lead Independent Director and Chair of MDCC

ACCEPTED AND AGREED:

/s/ Reshma Kewalramani

Reshma Kewalramani